Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen High Income 2020 Target Term Fund:

We consent to the use of our report dated February 25, 2016, with respect to the financial statements of Nuveen High Income 2020 Target Term Fund, as of December 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

November 2, 2016